Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-275860, 333-276461, 333-284741, 333-293070, and 333-289496) and Form S-3 (File Nos. 333-282802, 333-283449, 333-284714, 333-293062, 333-289125, and 333-286684) of our report dated March 28, 2025, except for the effects of the reverse stock splits described in Note 1 and adoption of ASU 2023-09, Income Taxes described in Note 3 to the financial statements, as to which the date is April 15, 2026, with respect to the consolidated financial statements of CDT Equity Inc. (f/k/a Conduit Pharmaceuticals, Inc.) included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ marcum llp

New York, NY

April 15, 2026